Exhibit 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Form S-1Registration Statement of Star Jets International, Inc. of our report dated February 8, 2022 related to the consolidated financial statements of Star Jets International, Inc. as of December 31, 2020 and 2019 and for each of the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Star Jet International, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
February 10, 2022

Turner, Stone & Company, L.L.P.
Accountants and Consultants